As filed with the Securities and Exchange Commission on September 21, 2005
Registration No. 333-26369

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE
AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NEXTEL COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3939651
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

2001 Edmund Halley Drive
Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)

Nextel Communications, Inc. Amended and Restated Incentive Equity Plan
and
Non-Qualified Stock Option Agreements for Non-Employee Directors of Pittencrieff Communications, Inc.
(Full title of the plan)

Leonard J. Kennedy
Senior Vice President and General Counsel
2001 Edmund Halley Drive
Reston, Virginia 20191
(Name and address of agent for service)
(703) 433-4000
(Telephone number, including area code, of agent for service)
With a copy to:
Lisa A. Stater, Esq.
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053

RECENT EVENTS: DEREGISTRATION
     The registration statement on Form S-8 (Registration No. 333-26369) (the “Registration Statement”) of Nextel Communications, Inc., a Delaware corporation (“Nextel”), pertaining to the registration of 200,355 shares of Nextel Class A Common Stock, par value $0.001 per share, to which this post-effective amendment relates, was filed with the Securities and Exchange Commission on August 7, 1997.
     On December 15, 2004, Nextel and Sprint Corporation, a Kansas corporation (“Sprint”), entered into a definitive agreement for a merger of equals pursuant to which Nextel will merge into a wholly-owned subsidiary of Sprint, S-N Merger Corp., with each of Sprint and Nextel being valued equally in the merger (these actions are collectively referred to as the “Merger”).
     As a result of the Merger, Nextel has terminated all offerings of Nextel Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Nextel in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Nextel Common Stock which remain unsold at the termination of the offering, Nextel hereby removes from registration all shares of Nextel Common Stock registered under the Registration Statement which remain unsold as of the effective date of the Merger.
ITEM 8. EXHIBITS

Exhibit No.	Description

24.1	Powers of Attorney

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on the 20th day of September 2005.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ GARY D. BEGEMAN Gary D. Begeman Vice President
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 has been signed by the following persons on the 20th day of September 2005 in the capacities indicated:

SIGNATURE	TITLE

*	President and Chief Financial Officer (Principal Executive Officer) (Principal Financial Officer)
Paul N. Saleh
*	Vice President and Controller (Principal Accounting Officer)
William G. Arendt

*	Director
Leonard J. Kennedy
*	Director
Christie A. Hill

/s/ GARY D. BEGEMAN	Director
Gary D. Begeman
*By: /s/ GARY D. BEGEMAN
Gary D. Begeman ATTORNEY-IN-FACT